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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-xxxxx) and related Prospectus of Loral Space & Communications Ltd. for the registration of 18,400,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1998, with respect to the consolidated financial statements of Orion Network Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in the Form 8-K of Loral Space & Communications Ltd. dated March 20, 1998, as amended by Form 8-K/A dated April 27, 1998, which Forms 8-K and 8-K/A are incorporated herein by reference.

                                          /s/ Ernst & Young LLP

Washington D.C.
April 27, 1998